SUB-ITEM 77(C)
                    MATTERS SUBMITTED TO VOTE OF SHAREHOLDERS

The initial shareholder of UM Multi-Strategy Fund, the sole series of the Registrant, approved Deloitte & Touche LLP as the Registrant's independent accountant by unanimous consent on January 24, 2002.